INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Oppenheimer Municipal Bond Fund:

We consent to the use in this Registration Statement of Oppenheimer Municipal Bond Fund (formerly Oppenheimer Tax-Free Bond Fund) of our reports dated August 21, 1996 and January 22, 1996 appearing in the Statement of Additional Information which is a part of such Registration Statement, and to the reference to our firm under the heading "Financial Highlights" appearing in the Prospectus which is also a part of such Registration Statement.



                                   /s/ KPMG Peat Marwick LLP
                                   -------------------------
                                   KPMG Peat Marwick LLP

November 15, 1996
Denver, Colorado